LASER ENERGETICS, INC.
                              AMENDED AND RESTATED
                             SECURED PROMISSORY NOTE

US $1,099,718.00                               effective as of December 16, 2005

      FOR VALUE RECEIVED, the undersigned, Laser Energetics, Inc., an Oklahoma corporation, as successor-in-interest to Laser Energetics, Inc., a Florida corporation (the "Obligor"), hereby promises to pay to the order of Arisawa Manufacturing Co., Ltd., a Japanese corporation, or its assigns (as the case may be, the "Holder"), the principal sum of US One Million Ninety-Nine Thousand Seven Hundred Eighteen Dollars ($1,099,718.00), with interest on the outstanding principal amount at the rate of eight percent (8%), per annum commencing on October 29, 2004, payable as set forth below.

      Payments; Security. At any time after April 29, 2009, all principal and accrued interest due hereunder shall be payable on demand by the Holder (the "Maturity Date"). In the event that any payment to be made hereunder shall be or become due on a Saturday, Sunday or any other day which is a legal bank holiday under the laws of the State of New York, such payment shall be or become due on the next succeeding business day. This Note shall be secured by that certain Security Agreement between the Obligor and the Holder dated as of October 29, 2004 (the "Security Agreement") pursuant to which Obligor granted to Holder a security interest, second in priority only to a lien filed by Commerce Bank to perfect a security interest granted to the Small Business Administration, in the following:

all inventory, work-in-progress, raw materials, equipment, accounts (including but not limited to all health-care-insurance receivables), chattel paper, instruments (including but not limited to all promissory notes), letter-of-credit rights, letters of credit documents, deposit accounts, investment property, money, other rights to payment and performance, and general intangibles (including but not limited to all software and all payment intangibles); and oil, gas and other minerals before extraction; all oil, gas, other minerals and accounts constituting as-extracted collateral; all fixtures; all timber to be cut; all attachments, accessions, accessories, fittings, increases, tools, parts, repairs, supplies, and commingled goods relating to the foregoing property, and all additions, replacements of and substitutions for all or any part of the foregoing property, all insurance refunds relating to the foregoing property; all good will relating to the foregoing property; all records and data and embedded software relating to the foregoing property; and all equipment, inventory and software to utilize, create, maintain and process any such records and data on electronic media; and all supporting obligations relating to the foregoing property; all whether now existing or hereafter arising, whether now owned or hereafter acquired or whether now or hereafter subject to any rights in the foregoing property; and all products and proceeds (including but not limited to all insurance payments) of or relating to the foregoing property (the "Business Assets"), and all letters patent of the United States, all right, title and interest therein and thereto, and all registrations and recordings thereof, which are described in Schedule 1(b) annexed hereto and made a part hereof, all reissues, continuations, continuations-in-part or extensions thereof and all licenses thereof, and all products and proceeds of or relating to the foregoing property (the "Patents") (the Business Assets and the Patents are referred to collectively as the "Collateral").

      Interest. The Obligor promises to pay to the order of the Holder cash interest on the principal amount hereof at a rate per annum equal to eight percent (8%). The Obligor shall make a cash payment of $10,000 towards the accrued and outstanding interest on this Note on April 29, 2006. The balance of $121,846.00 of interest on the principal amount hereof accruing as of April 29, 2006 shall be automatically converted into shares (the "Conversion Shares") of the Obligor's Class A Common Stock, par value $0.001 per share ("Common Stock"), at a conversion price equal to the bid price of the Borrower's Common Stock, as quoted by Bloomberg, LP (the "Bid Price") as of April 29, 2006 once the Borrower's Common Stock is listed on the Principal Market. On April 29, 2007, and continuing annually on April 29th of each year thereafter (each, an "Interest Payment Date"), the Obligor shall made a cash payment of fifty percent (50%) of the then accrued and outstanding interest on the principal balance of this Note (or $43,988.72), with the balance automatically converted into Conversion Shares of the Obligor's Common Stock at the Bid Price as of Interest Payment Date. Interest shall be calculated on the basis of a year of 365 days and for the number of days actually elapsed. All payments shall be applied first to accrued interest and thereafter to principal. The cash payments of principal and interest hereunder shall be made by wire transfer pursuant to wire transfer instructions provided by Holder on or before the Maturity Date in currency of the United States of America which at the time of payment shall be legal tender therein for the payment of public and private debts. In the case of a default in payment of the amount due on the Maturity Date, the amount due shall bear interest at a rate of eleven percent (11%) per annum, which shall accrue from the date of such default to the date the payment of such amount has been made or duly provided for. Interest on any overdue principal amount shall be payable on demand. Nothing in this Note shall require the Obligor to pay interest at a rate exceeding the maximum amount permitted by applicable law to be charged by Holder (the "Maximum Rate"). If the amount of interest payable for the account of Holder would exceed the Maximum Rate, the amount of interest payable for its account shall automatically be reduced to the Maximum Rate.

      Prepayment. The Obligor shall not have the right to prepay the principal hereof in whole or in part.

      No Waiver. No failure or delay by the Holder in exercising any right, power or privilege under this Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. No course of dealing between the Obligor and the Holder shall operate as a waiver of any rights by the Holder.

      Waiver of Presentment and Notice of Dishonor. The Obligor and all endorsers, guarantors and other parties that may be liable under this Note hereby waive presentment, dishonor, demand, protest and notice of presentment, notice of protest and notice of dishonor of any of the obligations created under this Note and each and every notice of any kind in connection with the delivery, acceptance, performance and enforcement of this Note, and, to the fullest extent permitted by law, all rights to assert any statute of limitations to an action hereunder.

      Place of Payment. All payments of principal of this Note and the interest due thereon shall be made by wire transfer in accordance with the Holder's wire transfer instructions to be delivered by Holder to Obligor in advance of the time of payment or at such other place as the Holder may from time to time designate in writing to the Obligor. Notification that such wire was transmitted shall be emailed to Sanji Arisawa at sarisawa@arisawa.co.jp and to Mike Peterson at MPeter484@aol.com.

      Events of Default. The entire unpaid principal amount of this Note and the interest due thereon shall, at the option of the Holder exercised by written notice to the Obligor, forthwith become and be due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, if any one or more of the following events (herein called "Events of Default") shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing at the time of such notice, that is to say:

            (a) failure to pay any principal or interest on this Note on or before the Maturity Date;

            (b) breach of the Security Agreement;

      Remedies. In case any one or more of the Events of Default specified above shall have occurred and be continuing, the Holder may proceed to protect and enforce its rights either by suit in equity and/or by action at law, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or the Holder may proceed to enforce the payment of all sums due upon this Note or to enforce any other legal or equitable right of the Holder. Obligor further promises to pay reasonable attorneys' fees, court costs and any other expenses, losses, charges, damages incurred or advances made by Holder in the protection or enforcement of its rights caused by Obligor's default under the terms of this Note, in connection with an refinancing or restructuring of this Note, in connection with any litigation involving the transactions contemplated by this Note and in protecting, preserving, collecting, leasing, selling or taking possession of the Collateral and attempting to do any of the foregoing.

      In an Event of Default, Holder may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the uniform commercial code in effect under the law of the State of New York (the "UCC") (whether or not the UCC applies to the affected Collateral) and also may: (a) require Obligor to, and Obligor hereby agrees that it will, at its expense and upon request of Holder forthwith, have any and all appropriate instruments prepared to irrevocably assign to Holder or its designee the general intangible rights which are a component of the Collateral and execute and deliver the same to accomplish Holder's rights hereunder and file such instruments with the appropriate governmental authorities; and (b) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Holder's offices or elsewhere, at such time or times, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as Holder may deem commercially reasonable. Company agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. At any sale of the Collateral, if permitted by law, Holder may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase of the Collateral of any portion thereof for the account of Holder (on behalf of Holder). Holder shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Holder may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, Company hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter enacted.

      Beyond the safe custody thereof, Holder shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. Holder shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property. Holder shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by Holder in good faith.

      Upon the occurrence and during the continuance of an Event of Default, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first, to all fees, costs and expenses incurred by Holder with respect to the Loan Agreement; second, to all fees due and owing to Holder; third, to accrued and unpaid interest under the Loan Agreement and this Note; fourth, to the principal amounts due under the Loan Agreement and this Note; fifth, to any other indebtedness or obligations of Obligor owing to Holder.

      All rights and remedies of Lender under this Note are in addition to all rights and remedies given to Lender contained in any other agreement, instrument or document or available to Lender at law or in equity. All such rights and remedies are cumulative and not exclusive or exhaustive and may be exercised successively or concurrently. No exercise of any right or remedy shall be deemed an election of remedies and preclude exercise of any other right or remedy.

      Severability. In the event that one or more of the provisions of this Note shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

      Governing Law. This Note and the rights and obligations of the Obligor and the Holder shall be governed by and construed in accordance with the laws of the State of New York without regard to New York State principles of conflict of laws.

      No Set-Off. Obligor will not be entitled to offset against any of its financial obligations to Lender under this Note, any obligation owed to it or any of its affiliates by or for Lender or any affiliate of Lender.

      Assignment. The Obligor shall not assign its obligations under this Note.

      Amended and Restated Note. THIS AMENDED AND RESTATED SECURED PROMISSORY NOTE (THE "AMENDED AND RESTATED NOTE") AMENDS AND RESTATES THAT CERTAIN SECURED PROMISSORY NOTE MADE BY THE OBLIGOR IN FAVOR OF THE LENDER DATED OCTOBER 29, 2004 IN THE PRINCIPAL AMOUNT OF $1,099, 718.00 (THE "ORIGINAL NOTE"). THE ORIGINAL NOTE (AS AMENDED BY THIS AMENDED AND RESTATED NOTE) IS THE NOTE REFERRED TO IN, AND IS ENTITLED TO THE BENEFITS OF, THE SECURITY AGREEMENT.

      IN WITNESS WHEREOF, the undersigned has caused this Note to be executed and delivered on the date first written above.

LASER ENERGETICS, INC.


By: /s/ Robert D. Battis
    ---------------------------
Name:  Robert D. Battis
Title: Founder, President & CEO


ARISAWA MANUFACTURING CO., LTD.


By: /s/ Sanji Arisawa
    ---------------------------
Name:  Sanji Arisawa
Title: CEO + President